Exhibit 10.1

Stock Purchase Agreement

This Stock Purchase Agreement (this “Agreement”), dated as of May 27, 2022, is by and among Jacqueline M. Soptick, a resident of Texas (Soptick”), and Richard Lee Fink, a resident of Texas ( “Fink” and, jointly and severally, with Soptick “Buyers”) and Nano Magic Holdings Inc., a Delaware corporation (“Seller”).

Background

A.	Soptick and Fink have each worked for 20 years or more at Applied Nanotech, Inc., a Delaware corporation (“ANI”) and these individuals presently serve as officers of ANI.

B.	Seller as the owner of all the outstanding stock of ANI has agreed to sell to Buyers 70% of the stock of ANI, provided that the stock is pledged to Seller to secure the promissory note to be delivered by Buyers hereunder (the “Note”).

C.	Each of the respective boards of directors (or similar governing body) of Buyers and Seller has approved and declared the advisability of this Agreement.

D.	In order to induce Seller to enter into this Agreement, the Buyers have each agreed to provide a validity guaranty to Seller.

Agreement

Now therefore, in consideration of the statements above, the covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I

Stock Purchase and Sale

Section 1.1 Effective Time. The transactions described herein shall be effective at midnight on May 31, 2022 (the “Effective Time) so long as the following have occurred on or before that time:

a)	The Amended and Restated Certificate of Incorporation for ANI (the “Certificate”) has been filed with the Secretary of State of Delaware;
b)	The parties have executed and delivered this Agreement;
c)	Buyers have executed and delivered the Note; and
d)	Buyers have executed and delivered to Seller a Validity Guaranty.

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Section 1.2 Certificate of Incorporation and Conversion of Shares. Under the Certificate, the 13,000 shares of ANI common stock will be converted as follows: 3,000 shares retained by Seller will be converted into Class B Common Stock; and the 7,000 shares sold to Buyers that are pledged back to Seller and the 3,000 unissued shares will be converted into Class A Common Stock.

ARTICLE II

Representations And Warranties Of Both Parties

The Buyers hereby represent and warrant to Seller and the Seller hereby represents and warrants to Buyers as follows:

Section 2.1 Organization. It is duly formed, validly existing and in good standing under the laws of the state of its formation.

Section 2.2 Capacity; Authorization. It has all requisite power and authority, and has taken all corporate or other entity action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. Its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action under the law of its formation and governing documents. It has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other party, this Agreement is the valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by the General Enforceability Exceptions and except insofar as the availability of equitable remedies may be limited by applicable law.

Section 2.3 Absence of Changes. Since January 1, 2022, ANI has conducted its business only in the ordinary course, consistent with past practice.

Section 2.4 No Misstatement or Omission. This Agreement does not contain any misstatement of material fact nor does this Agreement omit to state any material fact necessary to make the statements in this Agreement not misleading. .

ARTICLE III

Additional Representations And Warranties; Limitations

Section 3.1 Stock Ownership. Seller represents and warrants to Buyers that Seller owns all of the outstanding capital stock of ANI.

Section 3.2 Stock authorization etc. Seller represents and warrants to Buyers that the stock owned by Seller has been duly authorized, validly issued and is fully paid and nonassessable.

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Section 3.3 Access to Information; No Reliance. Buyers represent and warrant to Seller that Buyers have had full and complete access to all information regarding ANI and have conducted such independent review, investigation and analysis (financial and otherwise) of ANI as each and any of them considered necessary. The consummation of the transactions contemplated hereby by Buyers is not done in reliance upon any representation or warranty by, or information from Seller or its officers, directors, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties of Seller specifically and expressly set forth in this Agreement.

Section 3.4 Knowledge of ANI Business. Buyers confirm to Seller that Soptick and Fink have worked for ANI for at least 20 years and that these individuals have served as the chief accounting officer and chief executive officer of ANI since 2014 and, as a result, are knowledgeable about the business of ANI.

Section 3.5 ANI Records. Buyers represent and warrant to Seller that all the corporate records of ANI are located at the ANI Austin offices and, accordingly, will be available to Buyers after the Effective Time.

Section 3.6 No Other Representations. Except for the representations and warranties contained in this AGREEMENT, Including ArticleS II AND III none of SELLER OR ITS Affiliates, employees or representatives are making or have made any representations or warranties of any sort to or for the benefit of BUYER, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, and seller expressly disclaimS any other representations or warranties.

ARTICLE IV

Covenants

Section 4.1 ANI Obligations. Promptly following the Closing, and in any event not later than the next business day, Buyers shall cause ANI to (a) guaranty the Note, and (b) assume all obligations of Seller or its predecessors in interest with respect to the agreements and licenses related to the ANI Patents (as defined below). Buyers shall cause ANI to comply with its certificate of incorporation, as amended and restated.

Section 4.2 Patent Assignment. Promptly following the Effective Time, Seller will instruct its counsel to file in the United States Patent and Trademark Office the assignments to ANI of the patents identified on a letter of even date delivered by Seller to ANI (the “ANI Patents”).

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Section 4.3 Seller Assistance. Seller will cooperate and assist Buyers and ANI with respect to potential settlement of obligations to former employees of ANI. Seller will take any further action required to transfer to ANI the URL Applied nanotech.net and to complete the transfer of e-mail for ANI employees to new ANI mailboxes.

Section 4.4 Tax Matters. At Seller’s request, Buyers will cause ANI to cooperate and assist Seller with respect to any Federal tax audits relating to any period up to the Effective Time, including, without limitation, providing copies of corporate records.

ARTICLE V

Indemnification

Section 5.1 Buyers’ Indemnification. Buyers will indemnify and hold harmless Seller and its subsidiaries, and their respective officers, directors, employees and stockholders (“Seller Beneficiaries”) from and against any liabilities, obligations or claims relating to (a) ANI, whether arising before or after the Effective Time, or (b) the ANI Patents and the agreements assumed under Section 4.1.

Section 5.2 Seller’s Indemnification. Seller will indemnify and hold harmless Buyers and its officers, directors, employees and members (“Buyer Beneficiaries”) from and against any liabilities, obligations or claims relating to Seller or its subsidiary Nano Magic LLC, except for claims relating to the Transferred Patents and the agreements assumed under Section 4.1.

Section 5.3 Notice of Claims; Settlements.

(a) Any Seller Beneficiary or Buyer Beneficiary receiving notice of an indemnifiable claim or seeking indemnification shall promptly, and in any event with 14 calendar days of receiving notice of the claim, provide the Buyers or the Seller whichever is responsible for the indemnification (the “Indemnitor”) with a written notice (a “Claim Notice”) describing in reasonable detail the known facts giving rise to the Claim Notice. Failure to give such written notice shall not relieve any Indemnitor of its obligations under this Agreement, except to the extent the Indemnitor demonstrates actual prejudice by such failure.

(b) The Indemnitor receiving the Claim Notice shall, not more than 7 calendar days after receiving the Claim Notice, either acknowledge its indemnity obligation with respect to the matter described in the Claim Notice or dispute its liability by providing a notice setting forth its objections to indemnification (a “Dispute Notice”). For a period of 30 days after the giving of any Dispute Notice, the beneficiary delivering the Claim Notice and the Indemnitor shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within 30 days after the date the Dispute Notice is given, the parties may thereupon proceed to pursue any and all available remedies at law.

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(c) If a Claim Notice relates to a claim by a third person against a beneficiary the Indemnitor shall not, except with the consent of the affected beneficiary or beneficiaries, enter into any settlement or compromise any claim by a third person that (i) does not provide a complete and unconditional release from all liability for the affected beneficiaries with respect to such claim or consent to entry of any judgment, or (ii) involves any non-monetary relief or remedy binding on the beneficiary. Any consent required by this Section 8.6(c) shall not be unreasonably delayed, withheld or conditioned.

ARTICLE VI

General

Section 6.1 Entire Agreement; Assignment. This Agreement and the other documents referenced in this Agreement (a) are the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 6.2 Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) references to any person include the successors and permitted assigns of such person;

(c) words importing the singular only shall include the plural and vice versa;

the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation” or “but not limited to.”

Section 6.3 Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.

Section 6.4 Amendment; Waiver. This Agreement may be amended only by an instrument in writing signed on behalf of the parties. Any waiver shall be valid only if set forth in in writing signed on behalf of the party granting the waiver. The failure of any party to assert any of its rights under this Agreement shall not constitute a waiver of such right(s).

Section 6.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

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if to Buyers:	Jacqueline Soptick
8200 Cameron Road
Suite B160
Austin, TX 78754
jsoptick@appliednanotech.net

With a copy to:	Richard Lee Fink
8200 Cameron Road
Suite B160
Austin, TX 78754
rfink@appliednanotech.net

if to Seller to:	Nano Magic Holdings Inc. 31601 Research Park Drive Madison Heights, MI 48701 Attention: President
Tom@namomagic.com

with a copy to:	leo@nanomagic.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 6.6 Governing Law; Jurisdiction; Service of Process This Agreement shall be governed by the laws of the state of Michigan without giving effect to its principles of conflicts of laws. The Buyers waive any objection to suit in the state of Federal courts sitting in Michigan including any objection to personal jurisdiction, venue or forum non-conveniens. Each party agrees that service of process may be accomplished by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 6.5.

Section 6.7 Waiver of Jury Trial.

EACH OF THE PARTIES WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.8 Public Announcements

All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval in writing of Buyers and Seller, except that the Seller may make any filings and disclosures required by Federal securities laws.

Section 6.9 Parties in Interest This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as specifically provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.10 Expenses Except as expressly stated herein, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

Section 6.11 Counterparts; Effectiveness This Agreement may be executed by facsimile or other electronic format (including .pdf) in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party has received counterparts signed and delivered (by facsimile, electronic transmission or otherwise) by the other party.

[Signature Page Follows]

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Each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Buyers:

/s/Jacqueline M. Soptick
Jacqueline M. Soptick

/s/ Richard Lee Fink
Richard Lee Fink

Seller:

Nano Magic Holdings Inc.

By:	/s/ Tom J. Berman
Tom J. Berman, President & CEO